Exhibit 16 (5)

AMERICAS US Legal Services

Michael A. Pignatella Counsel (860) 723-2239 Fax: (860) 723-2216 Michael.Pignatella@us.ing.com

March 2, 2007

Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Attention: Filing Desk

Re:	ING Life Insurance and Annuity Company
Registration Statement on Form S-1
Prospectus Title: Guaranteed Accumulation Account
File Nos.

Ladies and Gentlemen:

As Counsel to ING Life Insurance and Annuity Company, a Connecticut life insurance company (“the Company”), I have represented the Company in connection with the Guaranteed Accumulation Account (the “Account”) available under certain variable annuity contracts and the S-1 Registration Statement relating to such Account.

In connection with this opinion, I have reviewed the Registration Statement on Form S-1 relating to such Account, including the prospectus and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Company are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Michael A. Pignatella Michael A. Pignatella

Hartford Site 151 Farmington Avenue, TS31 Hartford, CT 06156-8975	ING North America Insurance Corporation